Exhibit 99.1
PNC Reports Third Quarter 2026 Net Income of $2.1 Billion,
$4.97 Diluted EPS or $5.09 as Adjusted
Grew average loans and deposits; increased NII and reduced expenses; 57% efficiency ratio
PITTSBURGH, Oct. 15, 2026 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
In millions, except per share data and as noted	3Q26	2Q26	3Q25	Third Quarter Highlights
				▪
Financial Results				Comparisons reflect 3Q26 vs. 2Q26
Net interest income (NII)	$4,206	$4,107	$3,648
Income Statement
▪Adjusted diluted EPS of $5.09 increased $0.24
–Excludes integration costs and significant items from both periods
▪PPNR increased 1%
▪Generated 18.3% ROTCE
▪NII increased 2%; NIM of 2.94%
▪Fee income decreased 6% primarily due to elevated 2Q26 capital markets activity
▪Other noninterest income was $214 million, decreasing $275 million driven by 2Q26 significant items
▪Noninterest expense declined 8%, or 3%, as adjusted
–Efficiency ratio improved to 57%
Balance Sheet
▪Average loans increased $9.0 billion, or 2%, reflecting new production and higher utilization
–Transferred $1.4 billion student loan portfolio to held-for-sale
▪Average deposits increased 1%; spot deposits increased 4%
▪Average investment securities increased 3%
▪Net loan charge-offs were $257 million, including $35 million related to the student loan portfolio transfer
▪AOCI of negative $6.5 billion in 3Q26, compared to negative $4.1 billion in 2Q26
▪Maintained strong capital position
–CET1 capital ratio of 9.8%
–$0.8 billion of common dividends
–$0.6 billion of share repurchases

Fee income (non-GAAP)	2,142	2,279	2,069
Other noninterest income	214	489	198
Noninterest income	2,356	2,768	2,267
Revenue	6,562	6,875	5,915
Noninterest expense	3,751	4,098	3,461
Integration costs and significant items	27	261	—
Noninterest expense - as adjusted (non-GAAP)	3,724	3,837	3,461
Pretax, pre-provision earnings (PPNR) (non-GAAP)	2,811	2,777	2,454
Provision for credit losses	189	191	167
Net income	2,097	2,055	1,822

Per Common Share
Diluted earnings per share (EPS)	$4.97	$4.81	$4.35
EPS impact of integration costs and significant items	0.12	0.04
Diluted EPS - as adjusted (non-GAAP)	5.09	4.85
Average diluted common shares outstanding	401	403	396
Book value	142.17	145.52	135.67
Tangible book value (TBV) (non-GAAP)	107.64	111.09	107.84

Balance Sheet & Credit Quality
Average loans In billions	$372.2	$363.2	$325.9
Average securities In billions	151.4	147.1	144.4
Average deposits In billions	461.2	457.0	431.8
Accumulated other comprehensive income (loss) (AOCI) In billions	(6.5)	(4.1)	(4.1)
Net loan charge-offs	257	226	179
Allowance for credit losses to total loans	1.42%	1.48%	1.61%

Selected Ratios
Return on average common shareholders’ equity	13.89%	13.61%	13.24%
Return on avg. tangible common equity (ROTCE) (non-GAAP)	18.28	17.88	16.77
Return on average assets	1.32	1.34	1.27
Net interest margin (NIM) (non-GAAP)	2.94	2.96	2.79
Noninterest income to total revenue	36	40	38
Efficiency	57	60	59
Common equity tier 1 (CET1) capital ratio	9.8	9.9	10.7

See non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release. Totals may not sum due to rounding.

From Bill Demchak, PNC Chairman and Chief Executive Officer:

“Our strategy continues to drive growth across our businesses, as we deepen our presence in key markets and expand our reach nationally. During the third quarter, we continued to build on the strong momentum we delivered in the first half of the year, and we generated an 18.3% return on average tangible common equity. We are well positioned, and remain confident in our long-term outlook.”

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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 2
Integration Costs and Significant Items
In the third quarter of 2026, PNC incurred integration costs related to the FirstBank acquisition of $36 million. Results also included significant items of negative $25 million related to net Visa activity, including an $11 million valuation gain on remaining Visa shares received in the second quarter exchange and negative $36 million of Visa Class B-3 derivative fair value adjustments, primarily related to litigation escrow funding. The combined after-tax impact of both integration costs and 3Q26 significant items resulted in a $48 million decline in net income, or a 12 cent reduction to EPS.
During the second quarter of 2026, PNC incurred integration costs of $127 million and significant items with a net benefit of $84 million, as outlined in the table below. The combined after-tax impact of both integration costs and 2Q26 significant items resulted in a $15 million decline in net income, or a 4 cent reduction to EPS.

Impact of Integration Costs and Significant Items
In millions, except per share data

Noninterest Income	3Q26	2Q26
Gains related to Visa share exchange	$11	$448
Visa Class B-3 derivative fair value adjustments	(36)	(85)
2Q26 loss on sale of securities		(139)
Significant items	$(25)	$224
Integration costs	(9)	(6)
Noninterest income impact of integration costs and significant items	$(34)	$218

Noninterest Expense
Significant item - contribution to PNC Foundation		$140
Integration costs	$27	121
Noninterest expense impact of integration costs and significant items	$27	$261

Net Income and EPS
Total significant items	$(25)	$84
Total integration costs	(36)	(127)
Pretax, pre-provision impact	$(61)	$(43)
Income taxes (benefit)	(13)	(28)
Net income decrease from integration costs and significant items	$(48)	$(15)
EPS impact of integration costs and significant items	$(0.12)	$(0.04)

Income taxes on integration costs and significant items are calculated at a statutory tax rate of 21% on pretax, pre-provision earnings. 2Q26 significant items tax impact also includes the benefit of shares donated to the PNC Foundation.

Income Statement Highlights
Third quarter 2026 compared with second quarter 2026
▪Total revenue of $6.6 billion decreased $313 million, or 5%, as growth in net interest income was more than offset by lower noninterest income.
–Net interest income of $4.2 billion increased $99 million, or 2%, driven by commercial loan growth and higher yields on interest-earning assets, partially offset by increased funding costs.
•Net interest margin of 2.94% decreased 2 basis points.
–Fee income of $2.1 billion decreased $137 million, or 6%, primarily due to elevated second quarter capital markets and advisory revenue.
–Other noninterest income of $214 million included higher private equity revenue and significant items of negative $25 million related to net Visa activity.
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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 3
▪Noninterest expense of $3.8 billion decreased $347 million, or 8%, and included $27 million of integration costs in the third quarter, compared to $261 million of both integration costs and significant items in the second quarter. Excluding these items from both quarters, noninterest expense, as adjusted, decreased 3%.
▪Provision for credit losses was $189 million in the third quarter, stable from the second quarter.
▪The effective tax rate was 20.0% for the third quarter and 20.5% for the second quarter.
Balance Sheet Highlights
Third quarter 2026 compared with second quarter 2026 or September 30, 2026 compared with June 30, 2026
▪Average loans of $372.2 billion increased $9.0 billion, or 2%. Average commercial loans increased $10.4 billion, or 4%, driven by strong new production and increased utilization. Average consumer loans decreased $1.4 billion, or 1%, primarily due to lower residential mortgage loans and the student loan portfolio transfer.
–Loans at September 30, 2026 of $378.8 billion increased $10.8 billion, or 3%, from June 30, 2026, driven by commercial loan growth. This increase was partially offset by a decline in consumer loans, including the transfer of the $1.4 billion student loan portfolio to held-for-sale.
▪Credit quality performance:
–Delinquencies of $1.3 billion decreased $135 million, or 9%, due to lower consumer loan delinquencies.
–Total nonperforming loans of $2.2 billion increased $167 million, or 8%, driven by higher commercial nonperforming loans.
–Net loan charge-offs were $257 million and included $35 million related to the transfer of student loans to held-for-sale.
–The allowance for credit losses was $5.4 billion, or 1.42% of total loans, at September 30, 2026 and $5.5 billion, or 1.48% of total loans, at June 30, 2026.
▪Average investment securities of $151.4 billion increased $4.3 billion, or 3%, reflecting higher residential mortgage-backed securities.
▪Average deposits of $461.2 billion increased $4.2 billion, or 1%, primarily due to seasonally higher commercial interest-bearing deposits.
–Deposits at September 30, 2026 of $466.4 billion increased $16.6 billion, or 4%, from June 30, 2026, driven by higher commercial interest-bearing deposits, reflecting seasonality as well as new and expanded client relationships.
▪PNC maintained a strong capital and liquidity position:
–On October 2, 2026, the PNC board of directors declared a quarterly cash dividend on common stock of $2.00 per share to be paid on November 5, 2026 to shareholders of record at the close of business October 14, 2026.
–PNC returned $1.4 billion of capital to shareholders, reflecting $0.8 billion of dividends on common shares and $0.6 billion of common share repurchases.
–Share repurchase activity in the fourth quarter of 2026 is expected to approximate third quarter 2026 share repurchase levels.
–The Basel III common equity tier 1 capital ratio was an estimated 9.8% at September 30, 2026 and was 9.9% at June 30, 2026.
–PNC’s average LCR for the three months ended September 30, 2026 was 106%, exceeding the regulatory minimum requirement throughout the quarter.
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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 4

Earnings Summary
In millions, except per share data	3Q26	2Q26	3Q25
Net income	$2,097	$2,055	$1,822
Net income attributable to diluted common shareholders	$1,994	$1,941	$1,723
Net income attributable to diluted common shareholders - as adjusted (non-GAAP)	$2,042	$1,956
Diluted earnings per common share	$4.97	$4.81	$4.35
Diluted earnings per common share - as adjusted (non-GAAP)	$5.09	$4.85
Average diluted common shares outstanding	401	403	396
Cash dividends declared per common share	$2.00	$1.70	$1.70

See non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release.

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				3Q26 vs	3Q26 vs
In millions	3Q26	2Q26	3Q25	2Q26	3Q25
Net interest income	$4,206	$4,107	$3,648	2%	15%
Noninterest income	2,356	2,768	2,267	(15)%	4%
Total revenue	$6,562	$6,875	$5,915	(5)%	11%

Total revenue for the third quarter of 2026 decreased $313 million compared to the second quarter of 2026 as growth in net interest income was more than offset by lower noninterest income. Noninterest income in the third quarter of 2026 included integration costs and significant items of negative $34 million compared to a benefit of $218 million in the second quarter of 2026. Compared to the third quarter of 2025, total revenue increased $647 million due to both higher net interest income and noninterest income.
Net interest income of $4.2 billion increased $99 million from the second quarter of 2026 driven by commercial loan growth and higher yields on interest-earning assets, partially offset by increased funding costs. Compared to the third quarter of 2025, net interest income increased $558 million due to commercial loan growth, the benefit of FirstBank and lower funding costs.
Net interest margin was 2.94% in the third quarter of 2026, 2.96% in the second quarter of 2026 and 2.79% in the third quarter of 2025.
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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 5

Noninterest Income				Change	Change
				3Q26 vs	3Q26 vs
In millions	3Q26	2Q26	3Q25	2Q26	3Q25
Asset management and brokerage	$447	$440	$404	2%	11%
Capital markets and advisory	433	577	432	(25)%	—
Card and cash management	769	772	737	—	4%
Lending and deposit services	358	346	335	3%	7%
Residential and commercial mortgage	135	144	161	(6)%	(16)%
Fee income (non-GAAP)	2,142	2,279	2,069	(6)%	4%
Other noninterest income	214	489	198	(56)%	8%
Total noninterest income	$2,356	$2,768	$2,267	(15)%	4%
See non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release.

Noninterest income for the third quarter of 2026 decreased $412 million from the second quarter of 2026 primarily due to the change in integration costs and significant items, as well as lower capital markets and advisory revenue. Asset management and brokerage fees increased $7 million as a result of higher average equity markets and increased client activity. Capital markets and advisory revenue decreased $144 million due to elevated second quarter activity. Card and cash management decreased $3 million as higher treasury management product revenue was more than offset by FirstBank integration related fee waivers. Lending and deposit services revenue increased $12 million primarily due to increased customer activity. Residential and commercial mortgage revenue decreased $9 million driven by lower residential mortgage revenue. Other noninterest income of $214 million included higher private equity revenue and negative $25 million of significant items related to net Visa activity. Second quarter of 2026 other noninterest income included the benefit of $218 million of both integration costs and significant items.
Compared to the third quarter of 2025, noninterest income increased $89 million. Asset management and brokerage fees increased $43 million as a result of higher average equity markets and growth in client relationships. Card and cash management increased $32 million driven by increased treasury management product revenue, as well as growth in customer relationships and activity. Lending and deposit related revenue increased $23 million due to increased customer activity and higher loan commitment fee revenue. Residential and commercial mortgage revenue decreased $26 million primarily driven by lower mortgage servicing rights valuation, net of economic hedge. Other noninterest income increased $16 million reflecting higher private equity revenue.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				3Q26 vs	3Q26 vs
In millions	3Q26	2Q26	3Q25	2Q26	3Q25
Personnel	$2,031	$2,273	$1,970	(11)%	3%
Occupancy	262	252	235	4%	11%
Equipment	435	435	416	—	5%
Marketing	106	110	93	(4)%	14%
Other	917	1,028	747	(11)%	23%
Total noninterest expense	$3,751	$4,098	$3,461	(8)%	8%
Integration costs and significant items	27	261	—
Noninterest expense - as adjusted (non-GAAP)	$3,724	$3,837	$3,461	(3)%	8%
See non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release.

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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 6

Noninterest expense for the third quarter of 2026 of $3.8 billion decreased $347 million from the second quarter of 2026. Noninterest expense, as adjusted for both quarters, decreased $113 million from the second quarter of 2026 driven by lower compensation expense and continued expense discipline. Compared to the third quarter of 2025, noninterest expense, as adjusted for the third quarter of 2026, increased $263 million reflecting continued investments to support business growth as well as the addition of FirstBank operating expenses.
The effective tax rate was 20.0% for the third quarter of 2026, 20.5% for the second quarter of 2026 and 20.3% for the third quarter of 2025.
CONSOLIDATED BALANCE SHEET REVIEW

Loans				Change	Change
				3Q26 vs	3Q26 vs
In billions	3Q26	2Q26	3Q25	2Q26	3Q25

Average
Commercial and industrial	$232.6	$223.7	$195.9	4%	19%
Commercial real estate	36.6	35.1	30.9	4%	19%
Commercial	$269.2	$258.8	$226.8	4%	19%
Consumer	103.0	104.4	99.2	(1)%	4%
Average loans	$372.2	$363.2	$325.9	2%	14%

Quarter end
Commercial and industrial	$240.0	$227.9	$197.1	5%	22%
Commercial real estate	37.0	36.0	30.3	3%	22%
Commercial	$277.0	$263.9	$227.4	5%	22%
Consumer	101.8	104.1	99.2	(2)%	3%
Total loans	$378.8	$368.0	$326.6	3%	16%
Totals may not sum due to rounding

Average loans for the third quarter of 2026 increased $9.0 billion compared to the second quarter of 2026 and $46.2 billion compared to the third quarter of 2025.
Average commercial loans increased $10.4 billion and $42.4 billion compared to the second quarter of 2026 and the third quarter of 2025, respectively. In each comparison, the growth was driven by strong new production and increased utilization. Compared to the third quarter of 2025, the increase was also attributable to acquired FirstBank loans.
Average consumer loans decreased $1.4 billion compared to the second quarter of 2026, primarily due to lower residential mortgage loans and the student loan portfolio transfer. Compared to the third quarter of 2025, average consumer loans increased $3.8 billion driven by the benefit of FirstBank loans.
Loans at September 30, 2026 increased $10.8 billion from June 30, 2026, driven by commercial loan growth partially offset by lower consumer loans. The decrease in consumer loans was primarily attributable to the transfer of the $1.4 billion student loan portfolio to held-for-sale, in addition to lower residential mortgage loans. Compared to September 30, 2025, loans increased $52.2 billion, as a result of commercial loan growth as well as the benefit from acquired FirstBank commercial and consumer loans.
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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 7

Average Investment Securities				Change	Change
				3Q26 vs	3Q26 vs
In billions	3Q26	2Q26	3Q25	2Q26	3Q25

Available for sale	$72.0	$73.7	$69.8	(2)%	3%
Held to maturity	79.3	73.4	74.6	8%	6%
Total	$151.4	$147.1	$144.4	3%	5%
Totals may not sum due to rounding

Average investment securities of $151.4 billion in the third quarter of 2026 increased $4.3 billion compared to the second quarter of 2026 and $6.9 billion compared to the third quarter of 2025. In both comparisons, the increase reflected higher residential mortgage-backed securities.
The duration of the investment securities portfolio was 4.1 years as of September 30, 2026, 3.6 years at June 30, 2026 and 3.4 years as of September 30, 2025. Net unrealized losses on available-for-sale securities were $4.0 billion at September 30, 2026 and $2.1 billion at both June 30, 2026 and September 30, 2025.

Deposits				Change	Change
				3Q26 vs	3Q26 vs
In billions	3Q26	2Q26	3Q25	2Q26	3Q25

Average
Interest-bearing (IB) deposits	$360.0	$353.5	$339.1	2%	6%
Noninterest-bearing (NIB) deposits	101.2	103.5	92.8	(2)%	9%
Average deposits	$461.2	$457.0	$431.8	1%	7%

Quarter end
Interest-bearing deposits	$366.6	$350.4	$341.5	5%	7%
Noninterest-bearing deposits	99.7	99.4	91.2	—	9%
Total deposits	$466.4	$449.8	$432.7	4%	8%

IB % of total avg. deposits	78%	77%	79%
NIB % of total avg. deposits	22%	23%	21%
Totals may not sum due to rounding

Third quarter 2026 average deposits of $461.2 billion increased $4.2 billion compared to the second quarter of 2026, driven by seasonally higher commercial interest-bearing deposits. Compared to the third quarter of 2025, average deposits increased $29.4 billion, reflecting the addition of FirstBank and growth in commercial interest-bearing deposits.
Deposits at September 30, 2026 increased $16.6 billion and $33.6 billion from June 30, 2026 and September 30, 2025, respectively. In each comparison, the increase included higher commercial interest-bearing deposits, reflecting new and expanded client relationships. Compared to the third quarter of 2025, the increase was also attributable to acquired FirstBank deposits.
Average noninterest-bearing deposits as a percentage of total average deposits was 22% in the third quarter of 2026, 23% in the second quarter of 2026 and 21% in the third quarter of 2025.
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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 8

Borrowed Funds				Change	Change
				3Q26 vs	3Q26 vs
In billions	3Q26	2Q26	3Q25	2Q26	3Q25

Average borrowed funds	$85.7	$78.9	$66.3	9%	29%

Quarter end
Total borrowed funds	$79.8	$85.7	$62.3	(7)%	28%

Avg. borrowed funds to avg. liabilities	15%	14%	13%
Totals may not sum due to rounding

Average borrowed funds of $85.7 billion in the third quarter of 2026 increased $6.7 billion compared to the second quarter of 2026 and $19.4 billion compared to the third quarter of 2025. In both comparisons, the increase was primarily due to higher Federal Home Loan Bank advances added late in the second quarter of 2026.
Borrowed funds at September 30, 2026 decreased $6.0 billion from June 30, 2026, driven by a reduction in Federal Home Loan Bank advances.

Capital	September 30, 2026	June 30, 2026	September 30, 2025

Common shareholders’ equity In billions	$56.5	$58.1	$53.2
Accumulated other comprehensive income (loss) In billions	$(6.5)	$(4.1)	$(4.1)

Basel III common equity tier 1 capital ratio *	9.8%	9.9%	10.7%
*September 30, 2026 ratio is estimated.

PNC maintained a strong capital position. Common shareholders’ equity at September 30, 2026 decreased $1.6 billion from June 30, 2026 due to a decline in accumulated other comprehensive income, common dividends paid and share repurchases, partially offset by net income.
As a Category III institution, PNC has elected to exclude accumulated other comprehensive income related to both available-for-sale securities and pension and other post-retirement plans from CET1 capital. Accumulated other comprehensive income was negative $6.5 billion at September 30, 2026 compared to negative $4.1 billion at both June 30, 2026 and September 30, 2025. The decline in each comparison reflected the impact of higher interest rates on securities and swaps, partially offset by the continued accretion of unrealized losses.
In the third quarter of 2026, PNC returned $1.4 billion of capital to shareholders, reflecting $0.8 billion of dividends on common shares and $0.6 billion of common share repurchases. The Stress Capital Buffer (SCB) framework permits capital return in amounts in excess of SCB minimum levels. Consistent with this framework, PNC had approximately 27% of the 100 million common shares still available for repurchase at September 30, 2026 under the repurchase program previously approved by our board of directors.
Share repurchase activity in the fourth quarter of 2026 is expected to approximate third quarter of 2026 share repurchase levels. PNC may adjust share repurchase activity depending on market and economic conditions, as well as other factors. PNC’s SCB will be maintained at the regulatory minimum of 2.5% through December 31, 2027.
On October 2, 2026, the PNC board of directors declared a quarterly cash dividend on common stock of $2.00 per share to be paid on November 5, 2026 to shareholders of record at the close of business October 14, 2026.
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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 9
At September 30, 2026, PNC was considered “well capitalized” based on applicable U.S. regulatory capital ratio requirements. For additional information regarding PNC’s Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	September 30, 2026	June 30, 2026	September 30, 2025	09/30/26 vs	09/30/26 vs
In millions				06/30/26	09/30/25
Provision for credit losses (a)	$189	$191	$167	$(2)	$22
Net loan charge-offs (a)	$257	$226	$179	14%	44%
Allowance for credit losses (b)	$5,386	$5,461	$5,253	(1)%	3%
Total delinquencies (c)	$1,301	$1,436	$1,233	(9)%	6%
Nonperforming loans	$2,194	$2,027	$2,137	8%	3%

Net charge-offs to average loans (annualized)	0.28%	0.25%	0.22%
Allowance for credit losses to total loans	1.42%	1.48%	1.61%
Nonperforming loans to total loans	0.58%	0.55%	0.65%
(a) Represents amounts for the three months ended for each respective period
(b) Excludes allowances for investment securities and other financial assets
(c) Total delinquencies represent accruing loans 30 days or more past due

Provision for credit losses was $189 million in the third quarter of 2026, $191 million in the second quarter of 2026 and $167 million in the third quarter of 2025.
Net loan charge-offs were $257 million in the third quarter of 2026, increasing $31 million and $78 million compared to the second quarter of 2026 and the third quarter of 2025, respectively. In both comparisons, the increase included $35 million in net loan charge-offs related to the student loan portfolio transfer. Compared to the third quarter of 2025, net loan charge-offs also increased due to higher commercial loan net charge-offs.
The allowance for credit losses was $5.4 billion at September 30, 2026, $5.5 billion at June 30, 2026 and $5.3 billion at September 30, 2025. The allowance for credit losses as a percentage of total loans was 1.42% at September 30, 2026, 1.48% at June 30, 2026 and 1.61% at September 30, 2025.
Delinquencies at September 30, 2026 were $1.3 billion, decreasing $135 million from June 30, 2026 due to lower consumer loan delinquencies. Compared to September 30, 2025, delinquencies increased $68 million due to higher commercial loan delinquencies.
Nonperforming loans of $2.2 billion at September 30, 2026 increased $167 million compared to June 30, 2026 and $57 million compared to September 30, 2025. In both comparisons, the increase was driven by higher commercial nonperforming loans.
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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 10

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	3Q26	2Q26	3Q25
Retail Banking	$1,425	$1,747	$1,351
Corporate & Institutional Banking	1,552	1,588	1,545
Asset Management Group	128	135	120
Other	(1,024)	(1,430)	(1,208)
Net income excluding noncontrolling interests	$2,081	$2,040	$1,808

Retail Banking				Change	Change
				3Q26 vs	3Q26 vs
In millions	3Q26	2Q26	3Q25	2Q26	3Q25
Net interest income	$3,246	$3,291	$3,050	$(45)	$196
Noninterest income	$842	$1,227	$790	$(385)	$52
Noninterest expense	$2,104	$2,111	$1,941	$(7)	$163
Provision for credit losses	$115	$120	$126	$(5)	$(11)
Earnings	$1,425	$1,747	$1,351	$(322)	$74

In billions
Brokerage account client assets	$97	$97	$89	—	$8

In billions
Average loans	$107.9	$110.5	$96.9	$(2.6)	$11.0
Average deposits	$267.1	$271.6	$243.3	$(4.5)	$23.8

Net loan charge-offs In millions	$154	$123	$126	$31	$28

During the second quarter of 2026, PNC updated its internal funds transfer pricing methodology. The update resulted in impacts to net interest income and associated income statement line items for all business segments. Prior periods have been adjusted to conform with the current presentation.

Retail Banking Highlights
Third quarter 2026 compared with second quarter 2026
▪Earnings decreased 18%, reflecting lower noninterest income, primarily due to a $448 million gain related to the Visa share exchange recognized in the second quarter, as well as lower net interest income, partially offset by a lower provision for credit losses.
–Noninterest income decreased 31%, primarily reflecting impacts from the Visa exchange program that occurred in the second quarter of 2026.
–Noninterest expense was stable.
•Brokerage account client assets were stable.
▪Average loans decreased 2% and included lower residential real estate loans as well as the student loan portfolio transfer.
▪Average deposits decreased 2%, primarily due to lower consumer interest-bearing and noninterest-bearing deposit balances.
Third quarter 2026 compared with third quarter 2025
▪Earnings increased 5%, driven by higher net interest income and noninterest income as well as a lower provision for credit losses, partially offset by higher noninterest expense.
–Noninterest income increased 7%, due to increased customer activity and the addition of FirstBank.
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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 11
–Noninterest expense increased 8% and included FirstBank related expenses as well as continued investments to support business growth.
•Brokerage account client assets increased 9%, driven by higher spot equity markets.
▪Average loans increased 11%, driven by higher commercial and residential real estate loans, primarily attributable to acquired FirstBank loans.
▪Average deposits increased 10%, driven by growth in demand and savings deposits, as well as the addition of FirstBank deposits.

Corporate & Institutional Banking				Change	Change
				3Q26 vs	3Q26 vs
In millions	3Q26	2Q26	3Q25	2Q26	3Q25
Net interest income	$2,045	$1,992	$1,888	$53	$157
Noninterest income	$1,167	$1,291	$1,132	$(124)	$35
Noninterest expense	$1,106	$1,131	$976	$(25)	$130
Provision for credit losses	$76	$76	$44	—	$32
Earnings	$1,552	$1,588	$1,545	$(36)	$7

In billions
Average loans	$247.7	$236.1	$212.5	$11.6	$35.2
Average deposits	$164.0	$158.6	$155.2	$5.4	$8.8

Net loan charge-offs In millions	$106	$105	$53	$1	$53

During the second quarter of 2026, PNC updated its internal funds transfer pricing methodology. The update resulted in impacts to net interest income and associated income statement line items for all business segments. Prior periods have been adjusted to conform with the current presentation.

Corporate & Institutional Banking Highlights
Third quarter 2026 compared with second quarter 2026
▪Earnings decreased 2%, reflecting lower noninterest income, partially offset by higher net interest income and lower noninterest expense.
–Noninterest income decreased 10%, due to elevated second quarter capital markets and advisory revenue.
–Noninterest expense decreased 2% and included lower compensation expense.
▪Average loans increased 5%, driven by strong new production and increased utilization of loan commitments.
▪Average deposits increased 3%, due to seasonal growth in interest-bearing deposits.
Third quarter 2026 compared with third quarter 2025
▪Earnings increased modestly, driven by higher net interest income and noninterest income, partially offset by higher noninterest expense as well as a higher provision for credit losses.
–Noninterest income increased 3%, primarily due to increased merger and acquisition advisory fees and growth in treasury management product revenue.
–Noninterest expense increased 13%, reflecting continued investments to support business growth.
▪Average loans increased 17%, driven by strong new production within the commercial and industrial portfolio.
▪Average deposits increased 6%, due to growth in both interest-bearing and noninterest-bearing deposits.
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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 12

Asset Management Group				Change	Change
				3Q26 vs	3Q26 vs
In millions	3Q26	2Q26	3Q25	2Q26	3Q25
Net interest income	$188	$191	$179	$(3)	$9
Noninterest income	$271	$271	$254	—	$17
Noninterest expense	$296	$289	$273	$7	$23
Provision for (recapture of) credit losses	$(4)	$(3)	$4	$(1)	$(8)
Earnings	$128	$135	$120	$(7)	$8

In billions
Discretionary client AUM	$250	$247	$228	$3	$22
Nondiscretionary client AUA	$249	$256	$212	$(7)	$37
Total client AUA	$499	$503	$440	$(4)	$59

In billions
Average loans	$14.8	$14.6	$14.2	$0.2	$0.6
Average deposits	$26.9	$27.0	$26.9	$(0.1)	—

Net loan charge-offs (recoveries) In millions	$(1)	$1	$2	$(2)	$(3)

AUM - Assets under management; AUA - Assets under administration
During the second quarter of 2026, PNC updated its internal funds transfer pricing methodology. The update resulted in impacts to net interest income and associated income statement line items for all business segments. Prior periods have been adjusted to conform with the current presentation.

Asset Management Group Highlights
Third quarter 2026 compared with second quarter 2026
▪Earnings decreased 5%, primarily due to higher noninterest expense and lower net interest income.
–Noninterest income was stable.
–Noninterest expense increased 2%, due to continued investments to support business growth.
▪Discretionary client AUM increased 1%, driven by positive net flows.
▪Nondiscretionary client AUA decreased 3%, driven by net outflows.
▪Average loans increased 1%, primarily due to growth in securities-based lending.
▪Average deposits were stable.
Third quarter 2026 compared with third quarter 2025
▪Earnings increased 7%, due to higher noninterest income and net interest income as well as a provision recapture, partially offset by higher noninterest expense.
–Noninterest income increased 7%, reflecting higher average equity markets and positive net flows.
–Noninterest expense increased 8% and included continued investments to support business growth as well as higher variable compensation associated with increased business activity.
▪Discretionary client AUM increased 10% and nondiscretionary client AUM increased 17%. In both instances, the increase was driven by higher spot equity markets and positive net flows.
▪Average loans increased 4%, primarily due to growth in securities-based lending and higher commercial loan balances.
▪Average deposits were stable.
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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 13
Other
The “Other” category, for the purposes of this release, includes remaining corporate operations that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities, including net securities gains or losses, ACL for investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, corporate overhead net of allocations, tax adjustments that are not allocated to business segments, exited businesses and the residual impact from funds transfer pricing operations.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related earnings materials. Dial-in numbers for the conference call are (866) 604-1697 and (215) 268-9875 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s third quarter 2026 earnings materials to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for four weeks at (877) 660-6853 and (201) 612-7415 (international), Access ID 13762272 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

CONTACTS

MEDIA:	INVESTORS:
Anne Pace	Bryan Gill
(631) 338-3268	(412) 768-4143
anne.pace@pnc.com	investor.relations@pnc.com

[TABULAR MATERIAL FOLLOWS]
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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 14
2

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Nine months ended
Dollars in millions, except per share data	September 30	June 30	September 30	September 30	September 30
	2026	2026	2025	2026	2025
Revenue
Net interest income	$4,206	$4,107	$3,648	$12,274	$10,679
Noninterest income	2,356	2,768	2,267	7,328	6,349
Total revenue	6,562	6,875	5,915	19,602	17,028
Provision for credit losses	189	191	167	590	640
Noninterest expense	3,751	4,098	3,461	11,617	10,231
Income before income taxes and noncontrolling interests	$2,622	$2,586	$2,287	$7,395	$6,157
Income taxes	525	531	465	1,471	1,193
Net income	$2,097	$2,055	$1,822	$5,924	$4,964
Less:
Net income attributable to noncontrolling interests	16	15	14	43	48
Preferred stock dividends (a)	73	85	71	231	225
Preferred stock discount accretion and redemptions	2	2	2	5	6
Net income attributable to common shareholders	$2,006	$1,953	$1,735	$5,645	$4,685
Less: Dividends and undistributed earnings allocated to nonvested restricted shares	12	12	12	35	31
Net income attributable to diluted common shareholders	$1,994	$1,941	$1,723	$5,610	$4,654
Per Common Share
Basic	$4.98	$4.82	$4.36	$13.92	$11.73
Diluted	$4.97	$4.81	$4.35	$13.91	$11.72
Cash dividends declared per common share	$2.00	$1.70	$1.70	$5.40	$4.90
Effective tax rate (b)	20.0%	20.5%	20.3%	19.9%	19.4%
PERFORMANCE RATIOS
Net interest margin (c)	2.94%	2.96%	2.79%	2.95%	2.79%
Noninterest income to total revenue	36%	40%	38%	37%	37%
Efficiency (d)	57%	60%	59%	59%	60%
Return on:
Average common shareholders' equity	13.89%	13.61%	13.24%	13.15%	12.39%
Average assets	1.32%	1.34%	1.27%	1.29%	1.18%
(a)Dividends are payable quarterly, other than Series S preferred stock, which is payable semiannually.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.
(c)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended September 30, 2026, June 30, 2026 and September 30, 2025 were $26 million, $27 million and $30 million, respectively. The taxable-equivalent adjustments to net interest income for the nine months ended September 30, 2026 and 2025 were $82 million and $86 million, respectively.
(d)Calculated as noninterest expense divided by total revenue.

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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	September 30	June 30	September 30
	2026	2026	2025
BALANCE SHEET DATA
Dollars in millions, except per share data and as noted
Assets	$627,816	$616,034	$568,767
Loans (a)	$378,792	$367,953	$326,616
Allowance for loan and lease losses	$4,536	$4,652	$4,478
Interest-earning deposits with banks	$24,670	$22,794	$33,318
Investment securities	$146,370	$149,506	$141,523
Total deposits (a)	$466,362	$449,792	$432,749
Borrowed funds (a)	$79,757	$85,723	$62,344
Allowance for unfunded lending related commitments	$850	$809	$775
Total shareholders' equity	$62,353	$64,008	$58,990
Common shareholders' equity	$56,474	$58,131	$53,235
Accumulated other comprehensive income (loss)	$(6,472)	$(4,120)	$(4,077)
Book value per common share	$142.17	$145.52	$135.67
Tangible book value per common share (non-GAAP) (b)	$107.64	$111.09	$107.84
Period end common shares outstanding (In millions)	397	399	392
Loans to deposits	81%	82%	75%
Common shareholders' equity to total assets	9.0%	9.4%	9.4%
CLIENT ASSETS (In billions)
Discretionary client assets under management	$250	$247	$228
Nondiscretionary client assets under administration	249	256	212
Total client assets under administration	499	503	440
Brokerage account client assets	99	99	92
Total client assets	$598	$602	$532
CAPITAL RATIOS
Basel III (c)
Common equity tier 1	9.8%	9.9%	10.7%
Tier 1 risk-based	11.0%	11.1%	12.0%
Total capital risk-based	12.6%	12.9%	13.6%
Leverage	8.9%	9.0%	9.2%
Supplementary leverage	7.2%	7.2%	7.5%
ASSET QUALITY
Nonperforming loans to total loans	0.58%	0.55%	0.65%
Nonperforming assets to total loans, OREO, foreclosed and other assets (d)	0.61%	0.58%	0.70%
Nonperforming assets to total assets	0.37%	0.35%	0.40%
Net charge-offs to average loans (for the three months ended) (annualized)	0.28%	0.25%	0.22%
Allowance for loan and lease losses to total loans	1.20%	1.26%	1.37%
Allowance for credit losses to total loans (e)	1.42%	1.48%	1.61%
Allowance for loan and lease losses to nonperforming loans	207%	230%	210%
Total delinquencies (In millions) (f)	$1,301	$1,436	$1,233
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our second quarter 2026 Form 10-Q included, and our third quarter 2026 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 19 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 16 for additional information. The ratios as of September 30, 2026 are estimated.
(d)Amounts include nonaccrual servicing advances primarily to single asset/single borrower trusts with commercial real estate as collateral totaling $86 million, $90 million and $127 million at September 30, 2026, June 30, 2026 and September 30, 2025, respectively.
(e)Excludes allowances for investment securities and other financial assets.
(f)Total delinquencies represent accruing loans 30 days or more past due.
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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 16
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

PNC’s regulatory risk-based capital ratios in 2026 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.

Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis. The following table summarizes our June 30, 2026, September 30, 2025 and estimated September 30, 2026 capital balances and ratios.

Basel lll Common Equity Tier 1 Capital Ratios
	Basel III
	September 30 2026 (estimated)	June 30 2026	September 30 2025
Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$62,943	$62,249	$57,312
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(13,714)	(13,752)	(10,920)
All other adjustments	(91)	(84)	(71)
Basel III Common equity tier 1 capital	$49,138	$48,413	$46,321
Basel III standardized approach risk-weighted assets (a)	$500,804	$487,843	$434,712
Basel III Common equity tier 1 capital ratio	9.8%	9.9%	10.7%
(a)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 17
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

NON-GAAP MEASURES

Fee Income (non-GAAP)	Three months ended
	September 30	June 30	September 30
Dollars in millions	2026	2026	2025
Noninterest income
Asset management and brokerage	$447	$440	$404
Capital markets and advisory	433	577	432
Card and cash management	769	772	737
Lending and deposit services	358	346	335
Residential and commercial mortgage	135	144	161
Fee income (non-GAAP)	$2,142	$2,279	$2,069
Other noninterest income	214	489	198
Total noninterest income	$2,356	$2,768	$2,267

Fee income is a non-GAAP measure and is comprised of noninterest income in the following categories: asset management and brokerage, capital markets and advisory, card and cash management, lending and deposit services, and residential and commercial mortgage. We believe this non-GAAP measure serves as a useful tool for comparison of noninterest income related to fees.

Pretax Pre-Provision Earnings (non-GAAP)	Three months ended
	September 30	June 30	September 30
Dollars in millions	2026	2026	2025
Income before income taxes and noncontrolling interests	$2,622	$2,586	$2,287
Provision for credit losses	189	191	167
Pretax pre-provision earnings (non-GAAP)	$2,811	$2,777	$2,454

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and noncontrolling interests to exclude provision for credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for credit losses, which can vary significantly between periods.

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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 18
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

Noninterest Expense Excluding Integration Costs and Significant Items (non-GAAP) Noninterest Income Excluding Integration Costs and Significant Items (non-GAAP)
	Three months ended				Three months ended
	September 30	June 30	Change		September 30	September 30	Change
Dollars in millions	2026	2026	$	%	2026	2025	$	%
Noninterest expense	$3,751	$4,098	$(347)	(8)%	$3,751	$3,461	$290	8%
Contribution to PNC Foundation	—	(140)			—	—
Integration costs	(27)	(121)			(27)	—
Noninterest expense excluding integration costs and significant items (non-GAAP)	$3,724	$3,837	$(113)	(3)%	$3,724	$3,461	$263	8%

Noninterest income	$2,356	$2,768
Gains related to Visa share exchange	11	448
Visa Class B-3 derivative fair value adjustments	(36)	(85)
2Q26 loss on sale of securities (a)	—	(139)
Integration costs	(9)	(6)
Noninterest income excluding integration costs and significant items (non-GAAP)	$2,390	$2,550

Pretax, pre-provision impact of integration costs and significant items	$(61)	$(43)
Income taxes (benefit) (b)	(13)	(28)
After tax impact of integration costs and significant items	$(48)	$(15)
(a)3Q26 results include a $(1) million loss on sale of securities that is not included in these adjustments as a significant item because it is immaterial and its inclusion would not alter the 3Q26 after-tax impact of integration costs and significant items of $0.12 per common share.
(b)Income taxes on integration costs and significant items are calculated at a statutory tax rate of 21% on pretax, pre-provision earnings. 2Q26 significant items tax impact also includes the benefit of shares donated to the PNC Foundation.

Noninterest expense excluding integration costs and significant items is a non-GAAP measure and is based on adjusting noninterest expense to exclude integration costs related to the FirstBank acquisition and significant items during the period. The significant items are described in the Integration Costs and Significant Items section on page 2. We believe this non-GAAP measure to be a useful tool for comparison of operating expenses incurred during the normal course of business. The exclusion of integration costs and significant items increases comparability across periods, demonstrates the impact of significant items and provides a useful measure for determining PNC’s expenses that are core to our business operations and expected to recur over time.

Noninterest income excluding integration costs and significant items is a non-GAAP measure and is based on adjusting noninterest income to exclude integration costs related to the FirstBank acquisition and significant items during the period. The significant items are described in the Integration Costs and Significant Items section on page 2. We believe this non-GAAP measure to be a useful tool for comparison of noninterest income earned during the normal course of business. The exclusion of integration costs and significant items increases comparability across periods, demonstrates the impact of significant items and provides a useful measure for determining PNC’s noninterest income generating activities that are core to our business operations and expected to recur over time.

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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 19

The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

Adjusted Diluted Earnings per Common Share Excluding Integration Costs and Significant Items (non-GAAP)
	Three months ended
	September 30	Per Common	June 30	Per Common
Dollars in millions, except per share data	2026	Share	2026	Share
Net income attributable to diluted common shareholders	$1,994	$4.97	$1,941	$4.81
After tax impact of integration costs and significant items	48	0.12	15	0.04
Adjusted net income attributable to diluted common shareholders excluding integration costs and significant items (non-GAAP)	$2,042	$5.09	$1,956	$4.85
Average diluted common shares outstanding (In millions)	401		403

The adjusted diluted earnings per common share excluding integration costs and significant items is a non-GAAP measure and excludes integration costs related to the FirstBank acquisition and significant items during the period. It is calculated based on adjusting net income attributable to diluted common shareholders by removing post-tax effects of integration costs and significant items in the period. The significant items are described in the Integration Costs and Significant Items section on page 2. We believe this non-GAAP measure serves as a useful tool in understanding PNC's results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

Tangible Book Value per Common Share (non-GAAP)
	September 30	June 30	September 30
Dollars in millions, except per share data	2026	2026	2025
Book value per common share	$142.17	$145.52	$135.67
Tangible book value per common share
Common shareholders' equity	$56,474	$58,131	$53,235
Goodwill and other intangible assets	(14,113)	$(14,161)	(11,163)
Deferred tax liabilities on goodwill and other intangible assets	400	408	243
Tangible common shareholders' equity	$42,761	$44,378	$42,315
Period-end common shares outstanding (In millions)	397	399	392
Tangible book value per common share (non-GAAP)	$107.64	$111.09	$107.84

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders' equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Return on Average Tangible Common Equity (non-GAAP)	Three months ended
	September 30	June 30	September 30
Dollars in millions	2026	2026	2025
Return on average common shareholders' equity	13.89%	13.61%	13.24%
Return on average tangible common equity
Average common shareholders' equity	$57,278	$57,556	$51,969
Average goodwill and other intangible assets	(14,138)	(14,162)	(11,157)
Average deferred tax liabilities on goodwill and other intangible assets	404	412	241
Average tangible common shareholders' equity	$43,544	$43,806	$41,053
Net income attributable to common shareholders	$2,006	$1,953	$1,735
Net income attributable to common shareholders, annualized	$7,958	$7,833	$6,883
Return on average tangible common equity (non-GAAP)	18.28%	17.88%	16.77%

Return on average tangible common equity is a non-GAAP measure and is calculated based on annualized net income attributable to common shareholders divided by tangible common equity. We believe this non-GAAP measure serves as a useful tool to help measure and assess a company's use of common equity.

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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 20

The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

Taxable-Equivalent Net Interest Income (non-GAAP)	Three months ended
	September 30	June 30	September 30
Dollars in millions	2026	2026	2025
Net interest income	$4,206	$4,107	$3,648
Taxable-equivalent adjustments	26	27	30
Net interest income (Fully Taxable-Equivalent - FTE) (non-GAAP)	$4,232	$4,134	$3,678

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable-equivalent net interest income is only used for calculating net interest margin. Net interest income shown elsewhere in this presentation is GAAP net interest income.

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PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 21
Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for financial performance, such as earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations, including our sustainability strategy, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake any obligation to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply, market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness,
–Impacts of sanctions, tariffs and other trade policies of the U.S. and its global trading partners,
–Impacts of changes in federal, state and local governmental policy, including on the regulatory landscape, capital markets, taxes, infrastructure spending and social programs,
–Our ability to attract, recruit and retain skilled employees, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting. These statements are based on our views that:
–PNC’s baseline forecast remains for continued expansion in 2026 into 2027. Economic growth has remained solid despite the increase in oil prices, supported by very strong AI-related capex and resilient consumer spending. We expect real GDP growth above 2% in 2026, with continued modest job gains and the unemployment rate holding roughly steady. Inflation risks remain elevated, with trend core inflation staying above 3% through year-end. Risks to our growth and inflation outlook include a reversal in AI-related sentiment, which would have knock-on effects on both capex and wealth-driven consumer spending, as well as any further sharp rise in bond yields.
–Our baseline forecast is for the Federal Reserve to raise rates twice more, at the December 2026 and March 2027 FOMC meetings, ultimately bringing the federal funds rate to a range of 4.25% to 4.50%.

▪PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding minimum capital levels, including a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process.

▪PNC's regulatory capital ratios in the future will depend on, among other things, PNC’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models and the reliability of and risks resulting from extensive use of such models.

- more -

PNC Reports Third Quarter 2026 Net Income of $2.1 Billion, $4.97 Diluted EPS or $5.09 As Adjusted – Page 22
Cautionary Statement Regarding Forward-Looking Information (Continued)

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain employees. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry, changes in the enforcement and interpretation of such laws and regulations, and changes in accounting and reporting standards.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries resulting in monetary losses, costs, or alterations in our business practices, and potentially causing reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪Our reputation and business and operating results may be affected by our ability to appropriately meet or address environmental, social or governance targets, goals, commitments or concerns that may arise.

▪We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, the integration of the acquired businesses into PNC after closing or any failure to execute strategic or operational plans.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events, terrorist activities, system failures or disruptions, security breaches, cyberattacks, international hostilities, or other extraordinary events beyond PNC’s control through impacts on the economy and financial markets generally or on us or our counterparties, customers or third-party vendors and service providers specifically.

We provide greater detail regarding these as well as other factors in our most recent Form 10-K and in any subsequent Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our other subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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